Company contact:	John B. Kelso, Director of Investor Relations
303.837.1661 or john.kelso@whiting.com

Whiting Petroleum Corporation Announces First Quarter 2012
Financial and Operating Results

Q1 2012 Production Up 22% YoY and 14% Over Q4 2011 to a
Record 7.348 MMBOE (80,747 BOE/d); Exceeds Upper End of
Guidance by 150,000 BOE

Q1 2012 Net Income Available to Common Shareholders of $98.2
Million or $0.83 per Diluted Share and Adjusted Net Income of
$122.0 Million or $1.03 per Diluted Share

Q1 2012 Discretionary Cash Flow Totals a Record $351.9 Million

Raising Mid-Point of 2012 Guidance Post Trust Offering to
29.6 MMBOE (80,874 BOE/d) on $1.8 Billion Capital Budget

Company Reports Continuing Success in Williston Basin Bakken,
Permian Basin Wolfcamp and DJ Basin Niobrara

DENVER – April 25, 2012 – Whiting Petroleum Corporation’s (NYSE: WLL) production in the first quarter of 2012 totaled a record 7.348 million barrels of oil equivalent (MMBOE), of which 85% were crude oil/natural gas liquids.  This first quarter 2012 production total is a new record daily average production rate of 80,747 barrels of oil equivalent (BOE).  The first quarter average daily production rate of 80,747 BOE represented a 22% increase over the first quarter 2011 average daily rate and a 14% increase over the 70,685 BOE per day in the fourth quarter of 2011.

Despite the conveyance of approximately 4,500 BOE per day of production from Whiting Petroleum Corporation to Whiting USA Trust II (“Trust II”), we are raising our production guidance for 2012.  For 2012, we project a range of 29.0 MMBOE to 30.2 MMBOE or 79,235 BOE per day to 82,515 BOE per day, which equates to a 17% to 22% increase over the 24.8 MMBOE produced in 2011.  This compares to our prior guidance of 28.30 MMBOE to 29.70 MMBOE or 77,300 BOE per day to 81,100 BOE per day, which included Trust II volumes.  We believe that strong drilling results and the solid performance of our two EOR projects will offset the production conveyed to Trust II.

In the second quarter of 2012, we project production of 7.0 MMBOE to 7.4 MMBOE or 76,925 BOE per day to 81,320 BOE per day.  This compares to first quarter production of 7.348 MMBOE or 80,747 BOE per day, which included the approximate 4,500 BOE per day associated with Trust II.  These volumes are excluded from our revised second quarter and full-year 2012 production guidance.

Operating and Financial Results
The following table summarizes the first quarter operating and financial results for 2012 and 2011:

	Three Months Ended March 31,
	2012	2011	Change
Production (MBOE/d)	80.75	66.00	22%
Discretionary Cash Flow-MM$ (1)	$351.9	$284.1	24%
Total Revenues-MM$	$563.7	$432.2	30%
Net Income Available to Shareholders-MM$	$98.2	$19.1	414%
Per Basic Share	$0.84	$0.16	425%
Per Diluted Share	$0.83	$0.16	419%
Adjusted Net Income Available to Common Shareholders-MM$ (2)	$122.0	$99.7	22%
Per Basic Share	$1.04	$0.85	22%
Per Diluted Share	$1.03	$0.84	23%

(1)	A reconciliation of discretionary cash flow to net cash provided by operating activities is included later in this news release.
(2)	A reconciliation of adjusted net income available to common shareholders to net income available to common shareholders is included later in this news release.

James J. Volker, Whiting’s Chairman and CEO, commented, “We are off to a great start in 2012 with our first quarter production up 14% over the fourth quarter of 2011 as we transition into development mode in the western Williston Basin areas of Pronghorn, Lewis & Clark, Hidden Bench and Tarpon.  We are also gaining momentum in our emerging plays.  This is evidenced by recent drilling results at our Big Tex and Redtail prospects.  At our Big Tex prospect in the Delaware Basin of Texas, our first horizontal well in the Wolfcamp formation, the Big Tex North 301H, recently tested at a 24-hour initial production rate of 440 BOE per day and continues to produce at a rate of over 400 BOE per day.  We also completed a vertical Wolfcamp test that produced at an initial rate of 232 BOE per day.  At our Redtail prospect in the Denver Julesburg Basin of Colorado, we completed two horizontal Niobrara wells, the Wildhorse 16-42H and the Wolf 35-2623H, that had initial production rates of 430 BOE per day and 426 BOE per day.  The science that we did in these areas in 2011 is paying off in 2012.”

Mr. Volker added, “We plan to step up our drilling activity at Big Tex and Redtail as well as the Bakken and Three Forks in the Williston Basin of North Dakota and Montana.  In the Williston Basin, we currently plan to increase to a total of 24 rigs by September 2012.”

2012 Capital Budget
We have increased our 2012 capital budget to $1,800 million from $1,600 million.  Our revised 2012 capital budget is currently allocated among our major development areas as indicated in the table below:

	2012 CAPEX (MM)	Gross Wells		Net Wells		% of Total
Northern Rockies	$851	218		124		47%
EOR	177	NA	(2)	NA	(2)	10%
Permian	97	19		19		6%
Central Rockies	85	20		16		5%
Non-Operated	133	-		-		7%
Land	163	-		-		9%
Exploration Expense (1)	56	-		-		3%
Facilities	238	-		-		13%
Total Budget	$1,800	257		159		100%

(1)	Comprised primarily of exploration salaries, seismic activities and delay rentals.
(2)	These multi-year CO2 projects involve many re-entries, workovers and conversions. Therefore, they are budgeted on a project basis not a well basis.

The following table provides a breakdown of our $200 million capital budget increase:

2012 CAPEX Increase (MM)
Non-Operated Drilling	$91
New Drilling in Permian Basin	37
New Drilling at Redtail	36
Land	27
Facilities	9
Total	$200

Operations Update

Core Development Areas

Bakken and Three Forks Development
Sanish Field.  During the first quarter of 2012, Whiting completed 15 gross operated wells at Sanish, bringing the total number of producing wells in the field to 233.

The following table summarizes the Company’s operated and non-operated net production from the Sanish and Parshall fields in the first quarter and in March 2012:

	Operated and Non-operated Net Production for Sanish and Parshall Fields (In BOE)
	Three Months Ended March 31, 2012			March 2012
	Parshall	Sanish	Total	Parshall	Sanish	Total
Whiting Operated	16,945	2,391,720	2,408,665	5,349	883,202	888,551
Non-Operated	235,244	227,985	463,229	81,144	81,858	163,002
	252,189	2,619,705	2,871,894	86,493	965,060	1,051,553

Daily BOE	2,770	28,790	31,560	2,790	31,130	33,920	(1)

(1)	Up 19% from 28,580 BOE/d in December 2011.

Highlighting recent drilling results in our Sanish field was the completion of the Stubstad 14-6TFX.  This cross-unit well flowed 2,249 BOE per day from the Three Forks formation on April 4, 2012.  The Stubstad well, which was drilled on the southwest side of the field, recorded the highest initial production rate for a Whiting-operated Three Forks well in Sanish field.  We hold a 75% working interest and a 60% net revenue interest in the Stubstad 14-6TFX.

Lewis & Clark/Pronghorn Prospects.  Whiting’s net production from the Lewis & Clark/Pronghorn prospects averaged 9,055 BOE per day in the first quarter of 2012.  We currently have five drilling rigs operating in the Pronghorn prospect and one drilling rig running in the Lewis & Clark prospect.  We own 380,434 gross (259,773 net) acres in the Lewis & Clark/Pronghorn prospects, which is three and a half times the area of Sanish field.

Hidden Bench/Tarpon Prospects.  Whiting’s net production from the Hidden Bench/Tarpon prospects averaged 2,240 BOE per day in the first quarter of 2012.  We currently hold 49,941 gross (30,036 net) acres in the Hidden Bench prospect, which is located in McKenzie County, North Dakota.  Of note at Hidden Bench is the recent completion of the Tifft 21-18H.  This well was completed in the Middle Bakken formation on February 3, 2012 flowing 1,872 BOE per day.  Whiting holds a 92% working interest and a 73% net revenue interest in the well.  Also of note is Whiting’s first test of the Lower Bench of the Three Forks formation in the Williston Basin.  The Chitwood 44-36TFH well, which is located on the south-central side of Hidden Bench, is expected to be completed in May 2012.

Whiting holds 8,187 gross (6,359 net) acres at the Tarpon prospect, which is located in McKenzie County, North Dakota.  We have the potential to drill a total of 12 Middle Bakken and eight Three Forks wells on this prospect.  We expect to resume drilling at Tarpon in the third quarter of 2012.

Missouri Breaks Prospect. On March 22, 2012, we acquired an additional 13,300 net undeveloped acres and now hold 96,836 gross (57,762 net) acres in the Missouri Breaks prospect. We have majority interests in 44 1,280-acre spacing units. Missouri Breaks is located in Richland County, Montana.  We continue to add acreage to the play and plan to release initial drilling results once we have reached our leasehold target.

Robinson Lake Gas Plant.  As of March 31, 2012, the plant was processing 56.9 MMcf of gas per day (gross).  Currently, there is inlet compression in place to process 60 MMcf per day. Compression can be added to bring the inlet capacity to 90 MMcf per day as the processing demand increases.  Whiting owns a 50% interest in the plant.

Belfield Gas Processing Plant.  As of March 31, 2012, our Belfield plant was processing 7.6 MMcf of gas per day (gross).  Currently, there is inlet compression in place to process 24 MMcf per day.  Whiting owns 100% of the Belfield plant.

EOR Projects
North Ward Estes Field.  Production from our North Ward Estes field averaged 8,830 BOE per day in the first quarter of 2012.  This average rate was flat with the 8,795 BOE average daily rate in the fourth quarter of 2011.  Whiting is currently injecting approximately 325 MMcf of CO2 per day into the field, of which about 58% is recycled gas.

Postle Field.  In the first quarter of 2012, the Postle field produced at an average net rate of 8,305 BOE per day, which was up 3% over the 8,050 BOE average daily rate in the fourth quarter of 2011.  Whiting is currently injecting 120 MMcf of CO2 per day into the field, of which approximately 71% is recycled gas.

Other Development Areas
Delaware Basin:  Big Tex Prospect. Whiting’s lease position at Big Tex consists of 118,356 gross (87,599 net) acres, located primarily in Pecos County, Texas.  We are encouraged with our recent well results at Big Tex.  We completed our first horizontal Wolfcamp well on March 17, 2012.  The Big Tex North 301H was completed producing 440 BOE per day from the Wolfcamp formation at a vertical depth of approximately 8,660 feet and continues to produce at a rate of over 400 BOE per day as of April 18, 2012.  The well’s 4,600-foot lateral was fracture stimulated in a total of 14 stages, all using sliding sleeve technology.  Whiting owns a 100% working interest and a 75% net revenue interest in the new producer, which was drilled in the southeast portion of the prospect.

Whiting also completed its first vertical Wolfcamp well.  The Stewart 101 flowed 232 BOE per day from the Wolfcamp at a vertical depth of approximately 12,000 feet on February 20, 2012.  Whiting owns a 100% working interest and a 75% net revenue interest in the well, which was drilled on the southwest side of Big Tex.

We have increased our planned capital spending and drilling activity to a 17-well drilling program from a 13-well drilling program for Big Tex in 2012. These wells will be a mixture of vertical Wolfcamp and Wolfbone wells, horizontal Wolfcamp wells and horizontal Bone Spring wells.

Denver Basin: Redtail Niobrara Prospect.  The Redtail prospect targets the Niobrara “B” zone in the Denver Basin, in Weld County, Colorado.  Whiting controls 97,267 gross (74,808 net) acres in the play.

We recently completed two new producers at Redtail.  The Wildhorse 16-42H produced at a daily rate of 430 BOE from the Niobrara “B” zone on April 13, 2012.  The well was drilled to a total vertical depth of 6,280 feet on a 640-acre spacing unit in the southwest portion of the Redtail prospect.  Its 4,212-foot lateral was fracture stimulated in a total of 20 stages, all using sliding sleeves. We own a 100% working interest and an 80% net revenue interest in the Wild Horse well.  Approximately two miles northeast of the Wild Horse 16-42H, the Wolf 35-2623H was completed in the Niobrara “B” zone with an initial production rate of 426 BOE per day on January 20, 2012.  The well was drilled on a 960-acre spacing unit, and its 6,341-foot lateral was fraced in a total of 31 stages.  Whiting holds a 100% working interest and an 80% net revenue interest in the Wolf 35-2623H.

Due to these favorable drilling results, we plan to step up our drilling activity at Redtail in the second half of 2012.  Our previous eight-well drilling program has been increased to 17 wells. Of these, two were drilled in the first quarter of 2012.  Utilizing recently acquired 3D seismic, we expect to drill 13 of the remaining wells along a 14-mile trend delineated by our Wildhorse 16-13H discovery well, which had an initial production rate of 1,321 BOE per day, and our Horsetail 18-0733H, which had an initial production rate of 718 BOE per day.  The remaining two wells will be drilled to further de-risk our acreage position at Redtail.  We expect to resume drilling operations at Redtail in June 2012, and we plan to add a second rig in the third quarter of 2012.

Operated Drilling and Workover Rig Count
As of March 31, 2012, 24 operated drilling rigs and 77 operated workover rigs were active on our properties.

The breakdown of our operated rigs as of March 31, 2012 was as follows:

Region	Drilling	Workover
Northern Rockies	19	29
Permian Basin	2	9
EOR Projects
Postle	1	5
North Ward Estes	2	34
Totals	24	77

Other Financial and Operating Results

The following table summarizes the Company’s net production and commodity price realizations for the quarters ended March 31, 2012 and 2011:

	Three Months Ended March 31,
Production	2012	2011	Change
Oil and NGLs (MMBbls)	6.25	4.77	31%
Natural gas (Bcf)	6.60	7.00	(6%)
Total equivalent (MMBOE)	7.35	5.94	24%

Average Sales Price
Oil and NGLs (per Bbl):
Price received	$85.80	$81.84	5%
Effect of crude oil hedging (1)	(2.26)	(1.70)
Realized price	$83.54	$80.14	4%

Natural gas (per Mcf):
Price received	$3.43	$5.00	(31%)
Effect of natural gas hedging (1)	0.07	0.04
Realized price	$3.50	$5.04	(31%)

(1)
Whiting realized pre-tax cash settlement losses of $14.2 million on its crude oil hedges and gains of $0.4 million on its natural gas hedges during the first quarter of 2012.  A summary of Whiting’s outstanding hedges is included later in this news release.

First Quarter 2012 Costs and Margins
A summary of production, cash revenues and cash costs on a per BOE basis is as follows:

	Per BOE, Except Production
	Three Months
	Ended March 31,
	2012	2011
Production (MMBOE)	7.35	5.94

Sales price, net of hedging	$74.17	$70.34
Lease operating expense	12.90	12.04
Production tax	6.07	5.33
General & administrative(1)	4.68	3.10
Exploration	1.33	2.46
Cash interest expense	2.19	2.08
Cash income tax expense	0.19	0.35
	$46.81	$44.98

(1)	Includes the effect of a one-time charge under our Production Participation Plan related to the Whiting USA Trust II of $1.17 per BOE.

During the first quarter of 2012, the company-wide basis differential for crude oil compared to NYMEX was $17.14 per barrel, which compared to $9.16 per barrel in the fourth quarter of 2011.  Whiting reports natural gas liquid (“NGL”) volumes along with our oil volumes. As a result, Whiting’s oil basis differential from NYMEX of $17.14 during the first quarter of 2012 includes two components: (1) our true oil differential from NYMEX of $12.43; and (2) the effect of NGL’s on our oil differential of $4.71. NGL’s represented 10.6% of reported oil volumes during the first quarter of 2012 and the price for NGL’s averaged 51.1% of our realized oil price. We expect our company-wide oil price differential to average between $12.50 and $13.50 during the second quarter of 2012.

The company-wide basis differential for natural gas compared to NYMEX in the first quarter of 2012 was at a premium of $0.71 per Mcf, which compared to a premium of $1.18 per Mcf in the fourth quarter of 2011.  We expect our natural gas to sell at a premium price of between $0.60 and $0.90 during the second quarter of 2012.

First Quarter 2012 Drilling and Capital Expenditures Summary
The table below summarizes Whiting’s operated and non-operated drilling activity and capital expenditures for the three months ended March 31, 2012:

	Gross/Net Wells Completed				CAPEX
	Producing	Non-Producing	Total New Drilling	% Success Rate	(MM)(1)
Q1 12	84 / 35.8	0 / 0	84 / 35.8	100% / 100%	$528.0

(1)	Includes $78 million of carryover from the 2011 capital program and $29 million of capitalized workover costs.

Outlook for Second Quarter and Full-Year 2012
The following table provides guidance for the second quarter and full-year 2012 based on current forecasts, including Whiting’s full-year 2012 capital budget of $1,800 million.

	Guidance
	Second Quarter			Full-Year
	2012			2012
Production (MMBOE)	7.00	-	7.40	29.00	-	30.20
Lease operating expense per BOE	$12.20	-	$12.50	$12.30	-	$12.60
General and admin. expense per BOE	$3.70	-	$3.90	$4.00	-	$4.20
Interest expense per BOE	$2.45	-	$2.65	$2.45	-	$2.65
Depr., depletion and amort. per BOE	$21.30	-	$21.70	$21.50	-	$21.80
Prod. taxes (% of production revenue)	8.0%	-	8.2%	8.0%	-	8.3%
Oil price differentials to NYMEX per Bbl	($12.50)	-	($13.50)	($12.00)	-	($13.00)
Gas price premium to NYMEX per Mcf (1)	$0.60	-	$0.90	$0.60	-	$0.90

(1)	Includes the effect of Whiting’s fixed-price gas contracts. Please refer to fixed-price gas contracts later in this news release.

Oil Hedges
The following summarizes Whiting’s crude oil hedges as of April 1, 2012:

		Weighted Average	As a Percentage of
Hedge	Contracted Volume	NYMEX Price Collar Range	March 2012
Period	(Bbls per Month)	(per Bbl)	Oil Production

2012
Q2	988,690	$ 66.69 - $108.62	45.2%
Q3	988,440	$ 66.69 - $108.62	45.2%
Q4	988,157	$ 66.69 - $108.61	45.2%

2013
Q1	294,560	$48.17 - $ 90.71	13.5%
Q2	294,550	$48.17 - $ 90.71	13.5%
Q3	294,450	$48.16 - $ 90.70	13.5%
Oct	294,340	$48.15 - $ 90.69	13.5%
Nov	194,340	$47.96 - $ 85.90	8.9%
Dec	4,340	$ 80.00 - $122.50	0.2%

2014
Q1	4,250	$ 80.00 - $122.50	0.2%
Q2	4,150	$ 80.00 - $122.50	0.2%
Q3	4,060	$ 80.00 - $122.50	0.2%
Q4	3,970	$ 80.00 - $122.50	0.2%

Natural Gas Hedges
The following summarizes Whiting Petroleum Corporation’s natural gas hedges as of April 1, 2012:

		Weighted Average	As a Percentage of
Hedge	Contracted Volume	NYMEX Price Collar Range	March 2012
Period	(Mcf per Month)	(per Mcf)	Gas Production

2012
Q2	32,477	$6.00 - $13.60	1.4%
Q3	31,502	$6.00 - $14.45	1.4%
Q4	30,640	$7.00 - $13.40	1.3%

Whiting also has the following fixed-price natural gas contracts in place as of April 1, 2012:

		Weighted Average	As a Percentage of
Hedge	Contracted Volume	Contracted Price	March 2012
Period	(MMBtu per Month)	(per MMBtu)	Gas Production

2012
Q2	461,296	$5.41	20.1%
Q3	465,630	$5.41	20.3%
Q4	398,667	$5.46	17.4%

2013
Q1	360,000	$5.47	15.7%
Q2	364,000	$5.47	15.9%
Q3	368,000	$5.47	16.0%
Q4	368,000	$5.47	16.0%

2014
Q1	330,000	$5.49	14.4%
Q2	333,667	$5.49	14.5%
Q3	337,333	$5.49	14.7%
Q4	337,333	$5.49	14.7%

Selected Operating and Financial Statistics

	Three Months Ended March 31,
	2012	2011
Selected operating statistics
Production
Oil and NGLs, MBbl	6,247	4,774
Natural gas, MMcf	6,604	7,000
Oil equivalents, MBOE	7,348	5,940
Average Prices
Oil per Bbl (excludes hedging)	$85.80	$81.84
Natural gas per Mcf (excludes hedging)	$3.43	$5.00
Per BOE Data
Sales price (including hedging)	$74.17	$70.34
Lease operating	$12.90	$12.04
Production taxes	$6.07	$5.33
Depreciation, depletion and amortization	$21.25	$18.14
General and administrative (1)	$4.68	$3.10
Selected Financial Data
(In thousands, except per share data)
Total revenues and other income	$563,706	$432,221
Total costs and expenses	$406,261	$399,997
Net income available to common shareholders	$98,201	$19,144
Earnings per common share, basic	$0.84	$0.16
Earnings per common share, diluted	$0.83	$0.16

Average shares outstanding, basic	117,517	117,243
Average shares outstanding, diluted	118,896	117,834
Net cash provided by operating activities	$352,992	$214,055
Net cash used in investing activities	$(213,052)	$(401,256)
Net cash provided by (used in) financing activities	$(145,926)	$173,275

(1)	Includes the effect of a one-time charge under our Production Participation Plan related to the hiting USA Trust II of $1.17 per BOE.

Conference Call
The Company’s management will host a conference call with investors, analysts and other interested parties on Thursday, April 26, 2012 at 11:00 a.m. EDT (10:00 a.m. CDT, 9:00 a.m. MDT) to discuss Whiting’s first quarter 2012 financial and operating results.  Please call (866) 804-6925 (U.S./Canada) or (857) 350-1671 (International) and enter the pass code 42055169 to be connected to the call.  Access to a live Internet broadcast will be available at www.whiting.com by clicking on the “Investor Relations” box on the menu and then on the link titled “Webcasts.”  Slides for the conference call will be available on this website beginning at 11:00 a.m. (EDT) on April 26, 2012.

A telephonic replay will be available beginning approximately two hours after the call on Thursday, April 26, 2012 and continuing through Thursday, May 3, 2012.  You may access this replay at (888) 286-8010 (U.S./Canada) or (617) 801-6888 (International) and entering the pass code 39345554.  You may also access a web archive at http://www.whiting.com beginning approximately one hour after the conference call.

About Whiting Petroleum Corporation
Whiting Petroleum Corporation, a Delaware corporation, is an independent oil and gas company that explores for, develops, acquires and produces oil, natural gas and natural gas liquids primarily in the Rocky Mountain, Permian Basin, Mid-Continent, Michigan and Gulf Coast regions of the United States.  The Company’s largest projects are in the Bakken and Three Forks plays in North Dakota and its Enhanced Oil Recovery fields in Oklahoma and Texas.  The Company trades publicly under the symbol WLL on the New York Stock Exchange.  For further information, please visit www.whiting.com.

Forward-Looking Statements
This news release contains statements that we believe to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements other than historical facts, including, without limitation, statements regarding our future financial position, business strategy, projected revenues, earnings, costs, capital expenditures and debt levels, and plans and objectives of management for future operations, are forward-looking statements.  When used in this news release, words such as we “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe” or “should” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements.  Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements.

These risks and uncertainties include, but are not limited to:  declines in oil or natural gas prices; our level of success in exploitation, exploration, development and production activities; adverse weather conditions that may negatively impact development or production activities; the timing of our exploration and development expenditures, including our ability to obtain CO2; inaccuracies of our reserve estimates or our assumptions underlying them; revisions to reserve estimates as a result of changes in commodity prices; risks related to our level of indebtedness and periodic redeterminations of the borrowing base under our credit agreement; our ability to generate sufficient cash flows from operations to meet the internally funded portion of our capital expenditures budget; our ability to obtain external capital to finance exploration and development operations and acquisitions; federal and state regulatory initiatives relating to the regulation of hydraulic fracturing; the potential impact of federal debt reduction initiatives and tax reform legislation being considered by the U.S. Federal government that could have a negative effect on the oil and gas industry; impacts of the global recession and tight credit markets; our ability to identify and complete acquisitions and to successfully integrate acquired businesses; unforeseen underperformance of or liabilities associated with acquired properties; our ability to successfully complete potential asset dispositions; the impacts of hedging on our results of operations; failure of our properties to yield oil or gas in commercially viable quantities; uninsured or underinsured losses resulting from our oil and gas operations; our inability to access oil and gas markets due to market conditions or operational impediments; the impact and costs of compliance with laws and regulations governing our oil and gas operations; our ability to replace our oil and natural gas reserves; any loss of our senior management or technical personnel; competition in the oil and gas industry in the regions in which we operate; risks arising out of our hedging transactions; and other risks described under the caption “Risk Factors” in our Annual Report on Form 10-K for the period ended December 31, 2011.  We assume no obligation, and disclaim any duty, to update the forward-looking statements in this news release.

SELECTED FINANCIAL DATA

For further information and discussion on the selected financial data below, please refer to Whiting Petroleum Corporation’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, to be filed with the Securities and Exchange Commission.

WHITING PETROLEUM CORPORATION
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands)

	March 31, 2012	December 31, 2011
ASSETS

Current assets:
Cash and cash equivalents	$9,825	$15,811
Accounts receivable trade, net	293,863	262,515
Prepaid expenses and other	24,691	20,377
Total current assets	328,379	298,703

Property and equipment:
Oil and gas properties, successful efforts method:
Proved properties	7,335,250	7,221,550
Unproved properties	372,473	354,774
Other property and equipment	148,524	150,933
Total property and equipment	7,856,247	7,727,257
Less accumulated depreciation, depletion and amortization	(2,070,259)	(2,088,517)
Total property and equipment, net	5,785,988	5,638,740

Debt issuance costs	31,504	33,306

Other long term assets	73,784	74,860

TOTAL ASSETS	$6,219,655	$6,045,609

WHITING PETROLEUM CORPORATION
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands, except share and per share data)

	March 31, 2012	December 31, 2011
LIABILITIES AND EQUITY

Current liabilities:
Accounts payable trade	$93,969	$56,673
Accrued capital expenditures	121,969	142,827
Accrued liabilities and other	169,915	157,214
Revenues and royalties payable	119,567	103,894
Taxes payable	36,113	31,195
Derivative liabilities	87,960	73,647
Deferred income taxes	4,855	1,584
Total current liabilities	634,348	567,034
Long-term debt	1,240,000	1,380,000
Deferred income taxes	877,530	823,643
Derivative liabilities	43,646	47,763
Production Participation Plan liability	81,594	80,659
Asset retirement obligations	54,988	61,984
Deferred gain on sale	135,971	29,619
Other long-term liabilities	26,396	25,776
Total liabilities	3,094,473	3,016,478
Commitments and contingencies
Equity:
Preferred stock, $0.001 par value, 5,000,000 shares authorized; 6.25% convertible perpetual preferred stock, 172,391 issued and outstanding as of March 31, 2012 and December 31, 2011, aggregate liquidation preference of $17,239,100 at March 31, 2012	-	-
Common stock, $0.001 par value, 300,000,000 shares authorized; 118,565,350 issued and 117,617,777 outstanding as of March 31, 2012, 118,105,279 issued and 117,380,884 outstanding as of December 31, 2011	119	118
Additional paid-in capital	1,552,808	1,554,223
Accumulated other comprehensive income (loss)	(472)	240
Retained earnings	1,564,477	1,466,276
Total Whiting shareholders’ equity	3,116,932	3,020,857
Noncontrolling interest	8,250	8,274
Total equity	3,125,182	3,029,131

TOTAL LIABILITIES AND EQUITY	$6,219,655	$6,045,609

WHITING PETROLEUM CORPORATION
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In thousands, except per share data)

	Three Months Ended March 31,
	2012	2011
REVENUES AND OTHER INCOME:
Oil and natural gas sales	$558,697	$425,683
Gain on hedging activities	1,127	3,063
Amortization of deferred gain on sale	3,753	3,367
Interest income and other	129	108
Total revenues and other income	563,706	432,221
COSTS AND EXPENSES:
Lease operating	94,790	71,522
Production taxes	44,611	31,644
Depreciation, depletion and amortization	156,120	107,728
Exploration and impairment	27,578	22,237
General and administrative	34,368	18,413
Interest expense	18,456	14,458
Change in Production Participation Plan liability	935	(443)
Commodity derivative loss, net	29,403	134,438
Total costs and expenses	406,261	399,997
INCOME BEFORE INCOME TAXES	157,445	32,224
INCOME TAX EXPENSE:
Current	1,426	2,050
Deferred	57,573	10,760
Total income tax expense	58,999	12,810
NET INCOME	98,446	19,414
Net loss attributable to noncontrolling interest	24	-
NET INCOME AVAILABLE TO SHAREHOLDERS	98,470	19,414
Preferred stock dividends	(269)	(270)
NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$98,201	$19,144
EARNINGS PER COMMON SHARE:
Basic	$0.84	$0.16
Diluted	$0.83	$0.16
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	117.517	117,243
Diluted	118,896	117,834

WHITING PETROLEUM CORPORATION
Reconciliation of Net Income Available to Common Shareholders to
Adjusted Net Income Available to Common Shareholders
(In thousands, except for per share data)

	Three Months Ended
	March 31,
	2012	2011
Net Income Available to Common Shareholders	$98,201	$19,144

Adjustments Net of Tax:
Amortization of Deferred Gain on Sale	(2,346)	(2,121)
Impairment Expense	11,151	4,812
One-time Charge Under Production Participation Plan Related to Trust II Offering	5,928	-
Unrealized Derivative Losses	9,095	77,833
Adjusted Net Income (1)	$122,029	$99,668

Adjusted Net Income Available to Common Shareholders per Share, Basic	$1.04	$0.85
Adjusted Net Income Available to Common Shareholders per Share, Diluted	$1.03	$0.84

(1)
Adjusted Net Income Available to Common Shareholders is a non-GAAP financial measure.  Management believes it provides useful information to investors for analysis of Whiting’s fundamental business on a recurring basis.  In addition, management believes that Adjusted Net Income Available to Common Shareholders is widely used by professional research analysts and others in valuation, comparison and investment recommendations of companies in the oil and gas exploration and production industry, and many investors use the published research of industry research analysts in making investment decisions.  Adjusted Net Income Available for Common Shareholders should not be considered in isolation or as a substitute for net income, income from operations, net cash provided by operating activities or other income, cash flow or liquidity measures under US GAAP and may not be comparable to other similarly titled measures of other companies.

WHITING PETROLEUM CORPORATION
Reconciliation of Net Cash Provided by Operating Activities to Discretionary Cash Flow
(In thousands)

	Three Months Ended
	March 31,
	2012	2011
Net cash provided by operating activities	$352,992	$214,055
Exploration	9,744	14,599
Exploratory dry hole costs	(251)	(2,902)
Changes in working capital	(10,310)	58,598
Preferred stock dividends paid	(269)	(270)
Discretionary cash flow (1)	$351,906	$284,080

(1)
Discretionary cash flow is computed as net income plus exploration and impairment costs, depreciation, depletion and amortization, deferred income taxes, non-cash interest costs, non-cash compensation plan charges, non-cash losses on mark-to-market derivatives and other non-current items less the gain on sale of properties, amortization of deferred gain on sale, non-cash gains on mark-to-market derivatives, and preferred stock dividends paid.  The non-GAAP measure of discretionary cash flow is presented because management believes it provides useful information to investors for analysis of the Company’s ability to internally fund acquisitions, exploration and development.  Discretionary cash flow should not be considered in isolation or as a substitute for net income, income from operations, net cash provided by operating activities or other income, cash flow or liquidity measures under GAAP and may not be comparable to other similarly titled measures of other companies.